Exhibit 99.01
FOR IMMEDIATE RELEASE                             Contact: Investor Relations
Website: http://www.arthrt.com                                 (978) 602-1436

October 2, 2013
Arrhythmia Research Technology, Inc. Announces
Updated Preliminary Second Quarter Results

Fitchburg, Massachusetts
Arrhythmia Research Technology, Inc. (NYSE MKT:HRT) (the "Company") reported today that it is updating its preliminary earnings results for the second quarter.
The Company is releasing updated preliminary second quarter results due to a material change in reported net loss, total assets and total liabilities as a result of the Company recording a full valuation allowance of the Company's deferred tax assets. Following discussions with the NYSE on October 1, 2013, the NYSE temporarily suspended trading of the Company's stock pending the Company's filing a Form 8-K and the issuance of this press release. As of today's date, the second quarter review is not complete. However, for the quarter ended June 30, 2013, the Company now, preliminarily, expects to report the following:

	Three months ended		Six months ended
	Preliminary June 30, 2013	June 30, 2012 Revised	Preliminary June 30, 2013	June 30, 2012 Revised
Consolidated Revenues	$4,880,445	$4,794,501	$10,523,634	$10,626,123
Net Loss	2,890,191	1,045,083	2,895,861	1,481,003

	Preliminary June 30, 2013	December 31, 2012
Total Assets	15,615,062	16,960,214
Total Liabilities	8,786,444	7,263,481
Total Stockholder Equity	6,828,618	9,696,733
Management believes that in the second quarter, a full valuation allowance of the Company's deferred tax assets, in the amount of $2,554,083, was required, and is reflected in these preliminary results. This resulted in a material change to the Company's preliminary results issued on August 20, 2013. Management is continuing full discussions with its Audit Committee and the Company's independent auditor to determine if a 50% valuation allowance may be warranted.
The Company expects to finalize the 10-Q by October 4, 2013. However, until the review is complete and a final determination is made, the Company cannot provide further assurance regarding the results of operations for the affected periods or whether further adjustments will be required.
About Arrhythmia Research Technology, Inc.
The Company through its wholly-owned subsidiary, Micron Products, Inc. manufactures components, devices and equipment primarily for the medical and defense industries. Micron is engaged in the production and sale of silver/silver chloride coated and conductive resin sensors used as component parts in the manufacture of integrated disposable electrophysiological sensors. These disposable medical devices are used worldwide in the monitoring of electrical signals in various medical applications. The Company has expanded into custom thermoplastic injection molded products with a full array of design, engineering and production services and management. The addition of an orthopedic implant machining operation, produces quick-turn, high volume and patient-specific, finished orthopedic implants. The Company also has developed and distributes a customizable proprietary signal-averaging electrocardiography (SAECG) software used in the detection of certain heart arrhythmias and that is reconfigurable for a variety of hardware platforms.
For more information please check our websites:
http://www.arthrt.com             http://www.micronproducts.com
Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include our ability to maintain our current pricing model and/or decrease our cost of sales; our ability to increase sales of higher margin products and services; variations in the mix of products sold; variability of customer demand and delivery requirements; ability to license our software, provide timely customization and updates; a stable interest rate market and/or a stable currency rate environment in the world, and specifically the countries where we are doing business; continued availability of supplies or materials used in manufacturing at competitive prices; continued availability of supplies or materials used in manufacturing at competitive prices; amount and timing of investments in capital equipment, sales and marketing, engineering and information technology resources; volatility in commodity and energy prices; and the Company's ability to offset higher costs with price increases. More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012.